ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20120331599-05
Ross Miller Secretary of State State of Nevada	Filing Date and Time 05/09/2012 5:59 AM
	Entity Number C4615-2000

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

NaturalNano, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Four Million One hundred seventeen thousand and six hundred forty seven (304,117,647) which shall consist of (i) Two Hundred Ninety Four Million One Hundred Seventeen Thousand Six Hundred Forty Seven (294,117,647) shares of common stock, par value $0.001 per share, and (ii) Ten Million (10,000,000) shares of preferred stock, $0.001 per share.

3. The vote by which the Directors of the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by Directors, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%.

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NaturalNano, Inc.

Date: August 15, 2011

/s/ James Wemett
James Wemett
President and Director
(Principal Executive, Financial and Accounting Officer)